Exhibit 4.18

DESCRIPTION OF THE REGISTRANT’S  SECURITIES PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

The ordinary shares, nominal value €0.04 per share (“Ordinary Shares”), of ProQR Therapeutics N.V. (the “Company,” “we,” “us,” and “our”), is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following description sets forth certain general terms and provisions of our Ordinary Shares. These descriptions are in all respects subject to and qualified in their entirety by, and should be read in conjunction with, the applicable provisions of, our amended articles of association (the “Articles of Association”)  previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated by reference as exhibits to the Annual Report on Form 20-F of which this Exhibit 4.18 is a part, and the applicable provisions of Dutch law.

Authorized Share Capital

Our authorized capital is €7,200,000, divided into 90,000,000 Ordinary Shares and 90,000,000 preferred shares, nominal value of €0.04 per share (“Preferred Shares”).  Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending our Articles of Association.

Ordinary Shares

Issuance of Shares and Preemptive Rights

Under Dutch law, shares are issued and rights to subscribe for shares are granted pursuant to a resolution of the general meeting of shareholders. Our Articles of Association provide that our general meeting of shareholders may only adopt such resolution upon a proposal of our management board, which proposal must have been approved by our supervisory board. Our general meeting of shareholders may authorize our management board to issue new shares or grant rights to subscribe for shares. The authorization can be granted and extended, in each case for a period not exceeding five years. For as long as such authorization is effective, our general meeting of shareholders will not have the power to issue shares and rights to subscribe for shares. Pursuant to our Articles of Association, our management board may only exercise the power to issue shares with the approval of our supervisory board.

Under Dutch law, in the event of an issuance of ordinary shares or granting of rights to subscribe for ordinary shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder. A holder of ordinary shares does not have a preemptive right with respect to the issuance of—or granting of rights to subscribe for (i) ordinary shares for consideration other than cash, or (ii) ordinary shares to our employees or employees of one of our group companies, or (iii) ordinary shares to persons exercising a previously granted right to subscribe for shares, or (iv) preferred shares.

The preemptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of the general meeting of shareholders. Our Articles of Association provide that our general meeting of shareholders may only adopt such resolution upon a proposal of our management board, which proposal must have been approved by our supervisory board. Our general meeting of shareholders may authorize our management board to restrict or exclude the preemptive rights in respect of newly issued ordinary shares. Such authorization for the management board can be granted and extended, in each case for a period not exceeding five years. For as long as such authorization is effective, our general meeting of shareholders will not have the power to limit or exclude preemptive rights and such authorization may not be revoked unless stipulated otherwise in the authorization. A resolution of the general meeting of shareholders to restrict or exclude the preemptive rights or to designate our management board as the authorized body to do so requires at least a two-thirds majority of the votes cast, if less than one half of our issued share capital is represented at the meeting.

Preferred shares do not carry preemptive rights in respect of newly issued ordinary shares or preferred shares, nor do holders of ordinary shares have preemptive rights in respect of newly issued preferred shares. The call option of the protection foundation to acquire newly issued preferred shares of the company, see "Description of Share Capital—Anti-Takeover Measure", is an irrevocable and repeatedly exercisable right to subscribe for preferred shares.

On May 16, 2018, our general meeting of shareholders adopted a resolution pursuant to which our management board, subject to approval of the supervisory board, is authorized to, in accordance with applicable laws and Nasdaq listing rules and for a period of 5 years from the date of the resolution of the general meeting of shareholders: (a) issue ordinary shares up to 100% of the Company's authorized share capital for general purposes and issuances under Company's stock option plans with the proviso that the issuances under stock option plans is limited to 15% of the Company's issued share capital (minus any treasury shares) at the date of the general meeting of shareholders; (b) grant rights to subscribe for ordinary shares as described under (a); and (c) limit or exclude the pre-emptive rights of holders of ordinary shares, which delegation shall include the authority to determine the price and further terms and conditions of any such share issuance or grant.

Voting Rights

In accordance with Dutch law and our Articles of Association, each issued Ordinary Share and Preferred Share confers the right on the holder thereof to cast one vote at the general meeting of shareholders. The voting rights attached to any shares held by us or our direct or indirect subsidiaries are suspended as long as they are held in treasury. Dutch law does not permit cumulative voting for the election of management board members or supervisory board members.

Dividend Rights

We may only make distributions to our shareholders and other persons entitled to distributable profits, to the extent that our shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves as required to be maintained by Dutch law or by our Articles of Association.

Under our Articles of Association, a (cumulative) dividend is first paid out of the profit, if available for distribution, on any Preferred Shares. Any amount remaining out of the profit is carried to reserve as the management board determines. After reservation by the management board of any profit, the remaining profit will be at the disposal of the general meeting of shareholders. The management board is permitted, subject to certain requirements and subject to approval of the supervisory board, to declare interim dividends without the approval of the general meeting of shareholders.

Distributions shall be payable in such currency as determined by our management board. We intend that distributions, if any, shall be payable on such date as determined by our management board. Our management board will set the date that will be applied in order to establish which shareholders (or usufructuaries or pledgees, as the case may be) are entitled to the distribution, such date not being earlier than the date on which the distribution was announced. Claims for payment of dividends and other distributions not made within five years from the date that such dividends or distributions became payable, will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

We do not anticipate paying any dividends for the foreseeable future.

Liquidation Rights

The general meeting of shareholders may, based on a proposal by our management board, which proposal has been approved by our supervisory board, resolve to dissolve the company by a resolution passed by a simple majority of the votes cast. In the event of the company being dissolved, the liquidation shall be effected by our management board under the supervision of the supervisory board, unless the general meeting of shareholders decides otherwise.

In the event of a dissolution and liquidation, the assets remaining after payment of all of the Company’s debts (including any liquidation expenses) are to be distributed (i) firstly to the holders, if any, of Preferred Shares the nominal value of the Preferred Shares (to the extent paid-up) plus unpaid accrued dividends and deficits (if any) in preferred dividends, (ii) the balance remaining to the holders of Ordinary Shares in proportion to the aggregate nominal value of their Ordinary Shares. The liquidation and all distributions referred to in this paragraph will be made in accordance with the relevant provisions of Dutch law.

Limitations on Non-Residents and Exchange Controls

There are no limits under the laws of the Netherlands or in our Articles of Association on non-residents of the Netherlands holding or voting our Ordinary Shares. Under Dutch law, there currently are no exchange controls applicable to the transfer of dividends or other distributions with respect to, or of the proceeds from the sale of, shares in a Dutch company, to persons outside the Netherlands.

Registration Rights

Certain holders of our Ordinary Shares, or their permitted transferees, are entitled to rights with respect to the registration of these shares under the Securities Act. These rights are provided under the terms of a Registration Rights Agreement dated as of September 17, 2014 (the “Registration Rights Agreement”) between us and the holders of these shares, which was entered into following our initial public offering, and includes demand registration rights, short-form registration rights and piggyback registration rights. These registration rights are assignable, subject to certain conditions, including that the assignee be bound by the terms and conditions of the Registration Rights Agreement. In addition, we have agreed, under certain circumstances, to register the Ordinary Shares that we may issue to Ionis Pharmaceuticals, Inc. from time to time in connection with our license agreement with Ionis Pharmaceuticals, Inc.

Demand Registration Rights

Under the terms of the Registration Rights Agreement, we are required, upon the written request of the holders of at least one-third of the shares that are then outstanding and entitled to rights under the Registration Rights Agreement, that we file a Form F-1 registration statement with respect to such securities having an anticipated aggregate offering price, net of selling expense, of at least $10,000,000, then we must give notice of such initiating holders’ request to all holders of shares entitled to rights under the Registration Rights Agreement, and as soon as practicable within 60 days of such request file a Form F-1 registration statement covering all shares entitled to rights under the Registration Rights Agreement requested to be included by either the initiating holders or by any other holders of shares entitled to rights under the Registration Rights Agreement as specified by notice given by each such holder within 20 days of receiving notice of the initiating holders’ request. We are not required to effect a registration pursuant to this provision of the Registration Rights Agreement: (i) during the period that is 30 days before our good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a registration initiated by us; provided that we are actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after we have effected two registration statements pursuant to this provision of the Registration Rights Agreement; or (iii) if the initiating holders propose to dispose of securities that may be registered on a Form F-3 registration statement. We may defer the filing of a registration statement twice during any twelve-month period for a period of not more than 90 days, if we provide a certificate signed by our chief executive officer stating that in the good faith judgment of our board of directors it would be materially detrimental to us and our shareholders for such registration statement to be effected at this time.

Short Form Registration Rights

If we are eligible to file a registration statement on Form F-3 and have not effected more than two such registrations within the preceding twelve-month period, these holders have the right, upon written notice to us from the holders of at least 30% of the shares that are then outstanding and entitled to rights under the Registration Rights Agreement, that we file a Form F-3 registrations statement with respect to securities of such holders having an anticipated aggregate offering price, net of selling expenses, of at least $5,000,000, then we must give notice to all other holders of such initiating holders’ request to all holders of shares entitled to rights under the Registration Rights Agreement, and as soon as practicable within 45 days of such request file a Form F-3 registration statement covering all shares entitled to registration rights requested to be included by either the initiating holders or by any other holders of shares entitled to registration rights within 20 days of receiving notice of the initiating holders’ request. We are not required to effect a registration pursuant to this provision of the Registration Rights Agreement during the period that is 30 days before our good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a registration initiated by us; provided that we are actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective. We may defer the filing of a registration statement twice during any twelve-month period for a period of not more than 90 days, if we provide a certificate signed by our chief executive officer stating that in the good faith judgment of our board of directors it would be materially detrimental to us and our shareholders for such registration statement to be effected at this time.

Piggyback Registration Rights

If we propose to register any of our Ordinary Shares, the holders of these shares are entitled to include their shares in the registration. If such registration is to be an underwritten offering, then the holders’ registration rights are conditioned on such holders’ participation in such underwriting.

Articles of Association and Dutch Law

Set forth below is a summary of relevant information concerning the material provisions of our Articles of Association and applicable Dutch law. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

Anti-Takeover Measure

To enable us to pursue our business strategy and the successful development of our product pipeline and to protect our interests and those of our stakeholders (including shareholders, employees and patient populations), our business strategy, our continuity and our independence against actual and potential threats, we have adopted an anti-takeover measure by granting a perpetual and repeatedly exercisable call option to a protection foundation, Stichting Continuity ProQR Therapeutics. The call option confers on the protection foundation the right to acquire under certain conditions such number of Preferred Shares as equals, at the time of exercise of the call option, the lesser of: (i) the total number of shares equal to our issued share capital at that time, minus the number of Preferred Shares already held by the protection foundation at that time (if any) or (ii) the maximum number of Preferred Shares that may be issued under our authorized share capital under our Articles of Association from time to time. The protection foundation’s  Articles of Association provide that it will act to promote and protect the best interests of us, our business and our stakeholders, including patient populations that may benefit from our products and pipeline, by opposing any influences that conflict with these interests and threaten to undermine our strategy, continuity, independence and/or identity. The board of the protection foundation is independent from us, our stakeholders and our subsidiaries.

Upon exercise of the call option, the Preferred Shares will be issued to the protection foundation for their nominal value, of which only 25% will be due upon issuance. The voting rights of our shares are based on nominal value and as we expect our shares to trade substantially in excess of nominal value, a foundation acquiring Preferred Shares issued at 25% of their nominal value can obtain significant voting power for a substantially reduced price and thus be used as a defensive measure. These Preferred Shares will have both a liquidation and dividend preference over our Ordinary Shares and will accrue cash dividends at a fixed rate with deficits in a preferred dividend being carried forward. The protection foundation may exercise the call option to acquire Preferred Shares in order to protect us from influences that do not serve our best interests and threaten to undermine our strategy, continuity, independence and/or identity. These influences may include a third-party acquiring a significant percentage of our Ordinary Shares, the announcement of a public offer for our Ordinary Shares, other concentration of control over our Ordinary Shares or any other form of pressure on us to alter our strategic policies.

Company's Shareholders' Register

All of our registered shares are registered in our shareholders' register. Subject to Dutch law and our Articles of Association, we must keep our shareholders' register accurate and up-to-date. Our shareholders' register shall be kept by our management board. The ordinary shares listed on Nasdaq Global Market are held through DTC, therefore DTC is recorded in the shareholders register as the holder of those ordinary shares.

Repurchases of our Shares

Under Dutch law, we may not subscribe for newly issued shares in our own capital. We may acquire our shares, subject to applicable provisions and restrictions of Dutch law and our Articles of Association, to the extent that:

•     such shares are fully paid-up;

•     such shares are acquired for no consideration or such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our Articles of Association; and

•     after the acquisition of shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than shares acquired for no consideration or by universal succession, we may acquire shares only if our general meeting of shareholders has authorized the management board to do so. An authorization by the general meeting of shareholders for the acquisition of shares can be granted for a maximum period of 18 months. Such authorization must specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired. No authorization of the general meeting of shareholders is required if Ordinary Shares are acquired by us on Nasdaq with the intention of transferring such Ordinary Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. Our Articles of Association further provide that a resolution of our management board to acquire fully paid-up shares in our share capital requires the approval of our supervisory board.

On May 16, 2018, our general meeting of shareholders adopted a resolution pursuant to which our management board will be authorized to acquire (i) up to 10% of the issued share capital of the Company plus, in case of a material reorganization of the capital structure of the Company, (ii) an additional 10% of the issued share capital of the Company, by any means, including through derivative products, purchases on any stock exchange, through any private purchase or block trade, or otherwise, for a price that is between 0.01 US Dollar and an amount which is not higher than 110% of the average market price of such Ordinary Shares on Nasdaq (with the market price deemed to be the average of the closing price on each of the five consecutive days of trading preceding the three trading days prior to the date of acquisition), for a period of eighteen (18) months with effect from the general meeting of shareholders. In this respect, the words “issued share capital” means the Company’s issued share capital from time to time. For the avoidance of doubt, the issued share capital includes treasury shares.

Capital Reductions; Cancellation

At a general meeting of shareholders, our shareholders may resolve to reduce our issued share capital by (i) cancelling shares or (ii) reducing the nominal value of the shares by virtue of an amendment to our Articles of Association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel shares may only relate (x) to shares held by the Company itself or in respect of which the Company holds the depository receipts, and (y) to all Preferred Shares. Our Articles of Association provide that our general meeting of shareholders may only adopt such resolution upon a proposal of our management board, which proposal must have been approved by our supervisory board. In order to be adopted by the general meeting of shareholders, a resolution to reduce the capital requires a simple majority of the votes cast at a general meeting of shareholders if at least half the issued capital is represented at the meeting or at least two-thirds of the votes cast at the general meeting of shareholders if less than half of the issued capital is represented at the general meeting of shareholders.

A reduction of the nominal value of shares without repayment and without release from the obligation to pay up the shares must be effectuated proportionally on shares of the same class (unless all shareholders concerned agree to a disproportionate reduction). A resolution that would result in a reduction of capital requires approval of the meeting of each group of holders of shares of the same class whose rights are prejudiced by the reduction. In addition, a reduction of capital involves a two month waiting period during which creditors have the right to object to a reduction of capital under specified circumstances.

In the event that all Preferred Shares are cancelled, distributions shall be made to the protection foundation as sole holder of such Preferred Shares.

Corporate Objectives

Under our Articles of Association, our corporate objectives are:

•     the development, bringing to market and exploitation of products and technologies in the field of biotechnology;

•     the research and development of (or the commission to research and develop) patents, know-how and intellectual and industrial property;

•     to make our products available to the patient populations that may benefit from such products and to maintain a suitable pipeline of products that may be beneficial for relevant patient populations;

•     to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

•     to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and

•     to do anything which, in the widest sense of the words, is connected with or may be conducive to the attainment of these objects.

Amendment of Articles of Association

Our general meeting of shareholders, at the proposal of our management board, with the prior approval of our supervisory board, may resolve to amend our Articles of Association. A resolution taken by the general meeting of shareholders to amend our Articles of Association requires a simple majority of the votes cast.

General Meetings of Shareholders

General meetings of shareholders are held in Leiden, Amsterdam, Rotterdam, The Hague, in the municipality of Haarlemmermeer (Schiphol Airport), Oegstgeest, Leidschendam, Katwijk, Noordwijk or Wassenaar, the Netherlands. All shareholders and others entitled to attend general meetings of shareholders are authorized to attend the general meeting of shareholders, to address the meeting and, in so far as they have such right, to vote, either in person or by proxy.

We must hold at least one general meeting of shareholders each year, to be held within six months after the end of our financial year. A general meeting of shareholders shall also be held within three months after our management board has considered it to be likely that the company's equity has decreased to an amount equal to or lower than half of its paid up and called up capital. If the management board and supervisory board have failed to ensure that such general meetings of shareholders as referred to in the preceding sentences are held in a timely fashion, each shareholder and other person entitled to attend shareholders' meetings may be authorized by the Dutch court to convene the general meeting of shareholders.

Our management board and our supervisory board may convene additional extraordinary general meetings of shareholders whenever they so decide. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least ten percent of our issued share capital may on their application, be authorized by the Dutch court to convene a general meeting of shareholders. The Dutch court will disallow the application if it does not appear to it that the applicants have previously requested that the management board or supervisory board convenes a shareholders' meeting and neither the management board nor the supervisory board has taken the necessary steps so that the shareholders' meeting could be held within eight weeks after the request.

General meetings of shareholders are convened by a notice which includes an agenda stating the items to be discussed. For the annual general meeting of shareholders the agenda will include, among other things, the adoption of our annual accounts, the appropriation of our profits or losses and proposals relating to the composition and filling of any vacancies of the management board or supervisory board. In addition, the agenda for a general meeting of shareholders includes such items as have been included therein by our management board or our supervisory board. Pursuant to Dutch law, one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital have the right to request the inclusion of additional items on the agenda of shareholders' meetings. Such requests must be made in writing, substantiated, or by a proposal for a resolution and received by us no later than the sixtieth day before the day the relevant general meeting of shareholders is held. No resolutions will be adopted on items other than those which have been included in the agenda.

We will give notice of each general meeting of shareholders by publication on our website and, to the extent required by applicable law, in a Dutch daily newspaper with national distribution, and in any other manner that we may be required to follow in order to comply with Dutch law, applicable stock exchange and SEC requirements. We will observe the statutory minimum convening notice period for a general meeting of shareholders.

Pursuant to our Articles of Association, our management board may determine a record date (registratiedatum) of 28 calendar days prior to a general meeting of shareholders to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote in the general meeting of shareholders. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the convocation notice of the general meeting of shareholders. Our Articles of Association provide that a shareholder must notify the company in writing of his identity and his intention to attend (or be represented at) the general meeting of shareholders, such notice to be received by us ultimately on the seventh day prior to the general meeting of shareholders. If this requirement is not complied with or if upon direction of the company to that effect no proper identification is provided by any person wishing to enter the general meeting of shareholders, the chairman of the general meeting of shareholders may, in his sole discretion, refuse entry to the shareholder or his proxy holder.

Pursuant to our Articles of Association, our general meeting of shareholders is chaired by the chairman of our supervisory board. If the chairman of our supervisory board is absent and has not charged another person to chair the meeting in his place, the supervisory board members present at the meeting shall appoint one of them to be chairman. If no supervisory board members are present at the general meeting of shareholders, the general meeting of shareholders will be chaired by our CEO or, if our CEO is absent, another management board member present at the meeting and, if none of them is present, the general meeting of shareholders shall appoint its own chairman. The person who should chair the meeting may appoint another person in his stead.

The chairman of the general meeting of shareholders may decide at his discretion to admit other persons to the meeting. The chairman of the general meeting of shareholders shall appoint another person present at the shareholders' meeting to act as secretary and to minute the proceedings at the meeting. The chairman of the general meeting of shareholders may instruct a civil law notary to draw up a notarial report of the proceedings at the company's expense, in which case no minutes need to be taken. The chairman of the general meeting of shareholders is authorized to eject any person from the general meeting of shareholders if the chairman considers that person to disrupt the orderly proceedings. The general meeting of shareholders shall be conducted in the English language.

Voting Rights and Quorum Requirements

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of the general meeting of shareholders) of a shareholder, which proxy holder need not be a shareholder. Our Articles of Association do not limit the number of shares that may be voted by a single shareholder.

Under our Articles of Association, blank votes, abstentions and invalid votes shall not be counted as votes cast. Further, shares in respect of which a blank or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a general meeting of shareholders. The chairman of the general meeting of shareholders shall determine the manner of voting and whether voting may take place by acclamation.

In accordance with Dutch law and generally accepted business practices, our Articles of Association do not provide quorum requirements generally applicable to general meetings of shareholders. To this extent, our practice varies from the requirement of Nasdaq Listing Rule 5620(c), which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum may not be less than one-third of the outstanding voting shares.

Resolutions of the general meeting of shareholders are adopted by a simple majority of votes cast without quorum requirement, except where Dutch law or our Articles of Association provide for a special majority and/or quorum in relation to specified resolutions.

The chairman of the general meeting of shareholders shall decide on the method of voting and may determine the voting procedure. The determination made by the chairman of the general meeting of shareholders with regard to the results of a vote shall be decisive. However, where the accuracy of the chairman's determination is contested immediately after it has been made, a new vote shall take place if the majority of the general meeting of shareholders so requires or, where the original vote did not take place by response to a roll call or in writing, if any party with voting rights present at the meeting so requires.

Our management board will keep a record of the resolutions passed at each general meeting of shareholders. The record shall be available at our office for inspection by any person entitled to attend general meetings of shareholders and upon request a copy of or extract from the record will be provided to such person at no more than the cost price.

Our Articles of Association and Dutch law provide that resolutions of our management board concerning a material change in the identity or character of the company or our business are subject to the approval of the general meeting of shareholders. Such changes include in any event:

•     a transfer of all or materially all of our business to a third party;

•     the entry into or termination of a long-lasting alliance of the company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or partnership, if this alliance or termination is of significant importance for the company; and

•     the acquisition or disposition of an interest in the capital of a company by the company or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the company's most recently adopted annual accounts.

Adoption of Annual Accounts and Discharge of Management and Supervisory Liability

Pursuant to Dutch law, we are required to publish our annual accounts within eight days after adoption.

Each year within five months after the end of our financial year, save where this period is extended for a maximum of five months by the general meeting of shareholders on account of special circumstances, our management board will prepare the annual accounts. The annual accounts must be accompanied by an auditor's certificate, an annual report and certain other mandatory information and must be made available for inspection by our shareholders at our offices within the same period. Under Dutch law, the general meeting of shareholders may appoint and remove our independent auditors, as referred to in Section 2:393 Dutch Civil Code, who audit the annual accounts. If the general meeting of shareholders fails to appoint an independent auditor, the auditor will be appointed by the supervisory board or, if the supervisory board fails to do so, the management board. The annual accounts are adopted by our shareholders at the general meeting of shareholders and will be prepared in accordance with Part 9 of Book 2 of the Dutch Civil Code.

The adoption of the annual accounts by our shareholders does not release our management board members and our supervisory board members from liability for acts reflected in those documents. Any such release from liability requires a separate shareholders' resolution.

Our financial reporting will be subject to the supervision of the Dutch regulator AFM. The AFM will review the content of the financial reports and has the authority to approach us with requests for information if, on the basis of publicly available information, it has reasonable doubts as to the integrity of our financial reporting. For a more detailed description we refer to the description below under the heading "—Dutch Financial Reporting Supervision Act."

Netherlands Squeeze-Out Proceedings

Pursuant to Section 2:92a of the Dutch Civil Code, a shareholder who for its own account (or together with its group companies) provides at least 95% of our issued share capital may institute proceedings against our other shareholders jointly for the transfer of their shares to it. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer) and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares of the minority shareholders. Once the order to transfer by the Enterprise Chamber of the Amsterdam Court of Appeal becomes final and irrevocable, the majority shareholder that instituted the squeeze-out proceedings shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to the majority shareholder. Unless the addresses of all minority shareholders are known to the majority shareholder acquiring the shares, the majority shareholder is required to publish the same in a newspaper with a national circulation.

A shareholder that provides a majority of our issued share capital, but less than the 95% required to institute the squeeze-out proceedings described above, may seek to propose and implement one or more restructuring transactions with the objective to obtain at least 95% of our issued share capital and thus to be allowed to initiate squeeze-out proceedings. Those restructuring transactions could, amongst other things, include a legal merger or demerger involving our company, a contribution of cash and/or assets against issuance of shares involving our company, the issue of new shares to the majority shareholder while excluding any pre-emption rights of minority shareholders in relation to such issuance or an asset sale transaction.

In Dutch public takeover practice, depending on the circumstances, an asset sale transaction is sometimes used as a way to squeeze out minority shareholders, for example, after a successful public offer, or tender offer, through which the offeror acquires a supermajority, but less than all, of the shares. In such a scenario, the business of the target company would be sold to an offeror, a buyer or a special purpose vehicle, followed by the liquidation of the target company. The purchase price would be distributed to all shareholders in proportion to their respective shareholding as liquidation proceeds, thus separating the business from the company in which minority shareholders participated.

Under our Articles of Association, any proposal to sell and transfer all of our assets and to dissolve and liquidate our company is subject to approval by a majority of the votes cast in our general meeting of shareholders which must be preceded by a proposal by our management board, which must be approved by our supervisory board.

Dutch Corporate Governance Code

The DCGC is based on a "comply or explain" principle. Accordingly, companies are required to disclose in their annual report filed in the Netherlands whether or not they are complying with the various rules of the DCGC that are addressed to the management board and supervisory board and, if they do not apply those provisions, to give the reasons for such non-application. The DCGC contains both principles and best practice provisions for the management board, supervisory board, shareholders and general meetings of shareholders, financial reporting, auditors, disclosure, compliance and enforcement standards. The principles and best practice provisions apply to our management board and supervisory board, for example in relation to its role and composition, conflicts of interest, independence requirements for supervisory board members, supervisory board committees and compensation; shareholders and the general meeting of shareholders, for example, regarding anti-takeover protection and obligations of the company to provide information to our shareholders; and financial reporting, including external auditor and internal audit requirements.

We acknowledge the importance of good corporate governance. However, at this stage, we do not comply with all the provisions of the DCGC, to a large extent because such provisions conflict with or are inconsistent with the corporate governance rules of the Nasdaq Stock Market and U.S. securities laws that apply to us, or because such provisions do not reflect best practices of global companies listed on the Nasdaq Global Market.

The discussion below summarizes the most important differences between our governance structure and the principles and best practices of the DCGC:

•     Best practice provision 4.1.3 (vii) provide that each substantial change in our corporate governance structure and in our compliance with the DCGC must be submitted to the general meeting of shareholders for discussion under a separate agenda item. As our ordinary shares will be listed on the Nasdaq Global Market only, we intend to comply with the corporate governance rules that apply to companies that are listed on the Nasdaq Global Market and therefore will not comply with this provision.

•     Best practice provision 2.1.7 (i) stipulates that any one of the criteria referred to in best practice provision 2.1.8, sections i. to v. inclusive should be applicable to at most one supervisory board member As our ordinary shares will be listed on the Nasdaq Global Market only, we intend to comply with the corporate governance rules that apply to companies that are listed on the Nasdaq Global Market, and will therefore only apply the Nasdaq criteria on independence of members of the supervisory board.

•     Best practice provision 3.3.2 prohibits the granting of shares or rights to shares to members of the supervisory board as remuneration. It is common practice for companies listed on the Nasdaq Global Market to grant shares to the members of the supervisory board as compensation, in order to align the interests of the members of the supervisory board with our interests and those of our shareholders, and we have granted and expect to grant options to acquire ordinary shares to our supervisory board members.

•     Pursuant to the best practice provision 3.1.2 (vi) and (vii) of the DCGC, options granted to our management board members should not be exercisable during the first three years after the date of grant; shares granted to our management board members should be retained by them for a period of at least five years; We do not intend to comply with all of the above requirements.

•     Best practice provision 4.3.3 provides that the general meeting of shareholders may pass a resolution to cancel the binding nature of a nomination for the appointment of a member of the management board or of the supervisory board or a resolution to dismiss such member by an absolute majority of the votes cast. It may be provided that such majority should represent a given proportion of the issued capital, but this proportion may not exceed one third. In addition, this best practice provision provides that if such proportion of the share capital is not represented at the meeting, but an absolute majority of the votes cast is in favor of a resolution to cancel the binding nature of the nomination, a new general meeting of shareholders will be convened where the resolution may be adopted by absolute majority, regardless of the proportion of the share capital represented at the meeting. Our Articles of Association will provide that these resolutions can only be adopted with at least a 2/3 majority which must represent more than 50% of our issued capital, and that no such second meeting will be convened, because we believe that the decision to overrule a nomination by the management board or the supervisory board for the appointment or dismissal of a member of our management board or of our supervisory board must be widely supported by our shareholders.

•     Best practice provision 4.2.3 stipulates that meetings with analysts, presentations to analysts, presentations to investors and institutional investors and press conferences must be announced in advance on the company's website and by means of press releases. Provision must be made for all shareholders to follow these meetings and presentations in real time, for example by means of webcasting or telephone. After the meetings, the presentations must be posted on the company's website. We believe that enabling shareholders to follow in real time all the meetings with analysts, presentations to analysts and presentations to investors, would create an excessive burden on our resources. We intend to post analyst presentations on our website after meetings with analysts.

•     Pursuant to best practice provision 3.2.3 the remuneration of the management board in the event of dismissal may not exceed one year's salary. The management services agreements with our management board members provide for a lump-sum equal to 24 months of the individual's monthly gross fixed salary. Based on the risk profile of the company and to be able to attract highly skilled management, we assumed this period to be appropriate.

Market Abuse

The Market Abuse section described in our other filings with the Securities and Exchange Commission, including our annual report on Form 20-F for the year ended December 31, 2015, and the base prospectus included in our registration statement on Form F-3 (File No. 333-207245), is no longer applicable following the EU Market Abuse Regulation, which became effective as of July 3, 2016. The EU Market Abuse Regulation has direct effect in the Netherlands and other EU member states. The EU Market Abuse Regulation replaces the provisions on market abuse, insider trading and notifications set out in the Dutch Financial Supervision Act. The EU Market Abuse Regulation does not apply to companies whose shares are not admitted to trading or are not listed on a regulated market in the EU/EEA, but only on NASDAQ. Accordingly, the provisions of the EU Market Abuse Regulation do not currently apply to us.

Dutch Financial Reporting Supervision Act

Under the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (the "FRSA"), the AFM supervises the application of financial reporting standards by, among others, companies whose corporate seats are in the Netherlands and whose securities are listed on a regulated market within the EU or in a non-EU country on a system similar to a regulated market. Since our company has its corporate seat in the Netherlands and our ordinary shares are listed on the Nasdaq Global Market, the FRSA will be applicable to us.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards and (ii) recommend to us that we make available further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber's instructions.

Differences in Corporate Law

We are incorporated under the laws of the Netherlands. The following discussion summarizes material differences between the rights of holders of our Ordinary Shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware, which result from differences in governing documents and the laws of the Netherlands and Delaware.

This discussion

does not purport to be a complete statement of the rights of holders of our Ordinary Shares under applicable Dutch law and our Articles of Association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Delaware	The Netherlands
Duties of Directors

The board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation.

In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware

In the Netherlands, a listed company typically has a two-tier board structure, with a management board comprising the executive directors and a supervisory board comprising the non-executive directors (although a single-tier board system may also be used).

Under Dutch law, the management board is responsible for the day-to-day management and the strategy, policy and operations of a company. The supervisory board is responsible for supervising the conduct of, and providing advice to, the management board and for supervising the company’s general affairs and business. Each managing director and supervisory director has a duty to act in the corporate interest of the company and the business connected with it.

Unlike under Delaware law, under Dutch law the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the company and the business connected with it also applies in the event of a proposed sale or break-up of the company, whereby the specific circumstances generally dictate how such duty is to be applied. Any management board resolution concerning a material change in the identity or character of the company or corporation who take any action designed to defeat a threatened change in control of the corporation.

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders.

its business requires shareholders’ approval. The management board may decide in its sole discretion, within the confines of Dutch law and the articles of association, to incur additional indebtedness subject to any contractual restrictions pursuant to our existing financing arrangements.

The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board of directors may not be removed by shareholders without cause. There is no limit to the number of terms a director may serve.

In contrast to Delaware law, under Dutch law a supervisory board member of a listed company is generally appointed for a maximum term of four years. There is no statutory limit to the number of terms a supervisory board member may serve, although the DCGC recommends that a supervisory board member is appointed for a period of four years and may then be reappointed once for another four-year period. The supervisory board member may then subsequently be reappointed again for a period of two years, which appointment may be extended by at most two years. In the event of a reappointment after an eight-year period, reasons should be given in the report of the supervisory board.

A supervisory board member may be removed at any time, with or without cause, by the general meeting of shareholders. Pursuant to our Articles of Association, our general meeting of shareholders may only adopt a resolution to suspend or dismiss such supervisory board member by at least a two-thirds majority of the votes cast, if such majority represents more than half of the issued share capital of the company, unless the proposal was made by the supervisory board, in which case a simple majority of the votes cast is sufficient.

Board Vacancies

The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (a) otherwise provided in the certificate of incorporation or by-laws of the corporation or (b) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Under Dutch law, management board members and supervisory board members of a company such as ours are appointed by the general meeting of shareholders, rather than appointed by the management board as is typical for a Delaware corporation.

Under our Articles of Association, management board members and supervisory board members are appointed by our general meeting of shareholders upon the binding nomination by our supervisory board. However, the general meeting of shareholders, may at all times overrule such binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of our issued share capital, following which our supervisory board shall draw up a new binding nomination.

Conflict-of-Interest Transactions

Under the Delaware General Corporation Law, transactions with directors must be approved by disinterested directors or by the shareholders, or otherwise proven to be fair to the company as of the time it is approved. Such transaction will be void or voidable, unless (1) the material facts of any interested directors’ interests are disclosed or are known to the board of directors and the transaction is approved by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum; (2) the material facts of any interested directors’ interests are disclosed or are known to the shareholders

Under Dutch law, a management board member and a supervisory board member with a direct or indirect personal interest that conflicts with the interests of the company or of the business connected with it must abstain from participating in the decision- making process (i.e., the deliberations and the decision-making) with respect to the relevant matter. A board member with such a conflict of interest must promptly notify the other directors of his or her conflict. If it becomes apparent that such member was indeed involved in the decision-making process, then such decision may be nullified.

entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (3) the transaction is fair to the company as of the time it is approved.

Our Articles of Association provide that if as a result of conflicts of interest no resolution of the management board can be adopted, the resolution will be adopted by our supervisory board. If as a result of a conflict of interest of supervisory board members no resolution of the supervisory board can be adopted, the resolution can nonetheless be adopted by our supervisory board as if there was no conflict of interest. In that case, each supervisory board member is entitled to participate in the discussion and decision making process and to cast a vote.

Management board members with a conflict of interest remain authorized to represent the company. However, the relevant management board members may under certain circumstances be held personally liable for any damage suffered by the company as a consequence of the transaction.

Agreements entered into with third parties contrary to the rules on decision-making in the case of a conflict of interest, may as a rule not be annulled. Only under special circumstances will a company be able to annul an agreement or claim damages, such as when a third party abuses a conflict of interest situation.

Proxy Voting by Directors
A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

An absent management board member may issue a proxy for a specific meeting of the management board but only in writing to another management board member. An absent supervisory board member may issue a proxy for a specific meeting of the supervisory board but only in writing to another supervisory board member.

Voting Rights

Under the Delaware General Corporation Law, each shareholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. Cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Either the certificate of incorporation or the bylaws may specify the number of shares or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting, except that, where a separate vote by a class or series or classes or series is required, a quorum will consist of no less than 1/3 of the shares of such class or series or classes or series.

Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 days nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Under Dutch law, shares have one vote per share, provided such shares have the same nominal value. Our Articles of Association do not provide quorum requirements generally applicable to general meetings of shareholders. All resolutions of the general meeting of shareholders are adopted by a simple majority of votes cast without quorum requirement, except where Dutch law or our Articles of Association provide for a special majority and/or quorum in relation to specified resolutions. Each holder of Ordinary Shares may cast as many votes as it holds shares. The voting rights attached to any shares held by us or our direct or indirect subsidiaries are suspended as long as they are held in treasury. Dutch law does not permit cumulative voting for the election of management board members and supervisory board members.

Pursuant to our Articles of Association, our management board may determine a record date (registratiedatum) of 28 calendar days prior to a general meeting of shareholders to establish which shareholders and others with meeting rights are entitled to attend and, if applicable, vote in the general meeting of shareholders. The record date, if any, and the manner in which shareholders can register and exercise their rights will be set out in the convocation notice of the general meeting of shareholders. There is no specific provision in Dutch law for adjournments.

day before the date of the meeting.
Shareholder Proposals

Delaware law does not provide shareholders an express right to put any proposal before a meeting of shareholders, but it provides that a corporation’s bylaws may provide that if the corporation solicits proxies with respect to the election of directors, it may be required to include in its proxy solicitation materials one or more individuals nominated by a shareholder. In keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. Additionally, if a Delaware corporation is subject to the SEC’s proxy rules, a shareholder who owns at least $2,000 in market value or 1% of the corporation’s securities entitled to vote for a continuous period of one year as of the date he submits a proposal, may propose a matter for a vote at an annual or special meeting in accordance with those rules.

Pursuant to Dutch law, one or more shareholders or others with meeting rights alone or jointly representing at least 10% of the issued share capital may on their application be authorized by the Dutch Court to convene a general meeting of shareholders if the management board and the supervisory board fail to do so in a timely manner.

The agenda for a general meeting of shareholders must contain such items as the management board, supervisory board or the person or persons convening the meeting decide. Pursuant to Dutch law, unlike under Delaware law, the agenda will also include such other items as one or more shareholders and/or others entitled to attend general meetings of shareholders, alone or jointly representing at least 3% of the issued share capital may request of the management board in writing and substantiated or by a proposal for a resolution, received by the company no later than on the 60th day before the date of the meeting.

Action by Written Consent

Unless otherwise provided in the corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of shareholders of a corporation may be taken without a meeting, without prior notice and without a vote, if one or more consents in writing, setting forth the action to be so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided (a) the articles of association expressly so allow, (b) no bearer shares or depository receipts are issued, (c) there are no persons entitled to the same rights as holders of depository receipts issued with the company’s cooperation, (d) the management board and supervisory board members have been given the opportunity to give their advice on the resolution, and (e) the resolution is adopted unanimously by all shareholders that are entitled to vote.

The requirement of unanimity renders the adoption of shareholder resolutions without a meeting not feasible for publicly traded companies. Our Articles of Association only expressly allow resolutions of the holders of Preferred Shares to be adopted without holding a meeting.

Shareholder Suits

Under the Delaware General Corporation Law, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder not only at the time of the transaction that is the subject of the suit, but also throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Unlike under Delaware law, in the event a third party is liable to a Dutch company, only the company itself can bring a civil action against that party. Individual shareholders do not have the right to bring an action on behalf of the company. An individual shareholder may, in its own name, have an individual right to take action against such third party in the event that the cause for the liability of that third party also constitutes a tortious act directly against that individual shareholder. The Dutch Civil Code provides for the possibility to initiate such actions collectively. A foundation or an association whose objective is to protect the rights of a group of persons having similar interests can institute a collective action. The collective action itself cannot result in an order for payment of monetary damages but may only result in a declaratory judgment (verklaring voor recht). In order to obtain compensation for damages, the foundation or association and the defendant may reach—often on the basis of such declaratory judgment—a settlement. A Dutch court may declare the settlement agreement binding upon all the injured parties with an opt-out choice for an individual injured party.

An individual injured party may also itself—outside the collective action—institute a civil claim for damages.

Repurchase of Shares

Under the Delaware General Corporation Law, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Under Dutch law, a company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, repurchase its existing and outstanding shares or depository receipts if permitted under its articles of association.

We may acquire our shares, subject to applicable provisions and restrictions of Dutch law and our Articles of Association, to the extent that: (i) such shares are fully paid-up; (ii) such shares are acquired for no consideration or such repurchase would not cause our shareholders’ equity to fall below an amount equal to the sum of the paid-up and called-up part of the issued share capital and the reserves we are required to maintain pursuant to Dutch law or our Articles of Association; and (iii) after the acquisition of shares, we and our subsidiaries would not hold, or would not hold as pledgees, shares having an aggregate nominal value that exceeds 50% of our issued share capital.

Other than shares acquired for no consideration or by universal succession, our management board may acquire shares only if our general meeting of shareholders has authorized the management board to do so. An authorization by the general meeting of shareholders for the acquisition of shares can be granted for a maximum period of 18 months. Such authorization must specify the number of shares that may be acquired, the manner in which these shares may be acquired and the price range within which the shares may be acquired.

No authorization of the general meeting of shareholders is required if listed Ordinary Shares are acquired by us with the intention of transferring such Ordinary Shares to our employees under an applicable employee stock purchase plan. Our Articles of Association further provide that a resolution of our management board to acquire fully paid-up shares in our share capital, requires the approval of our supervisory board.

On May 16, 2018, our general meeting of shareholders adopted a resolution pursuant to which our management board will be authorized to acquire (i) up to 10% of the issued share capital of the Company plus, in case of a material reorganization of the capital structure of the Company, (ii) an additional 10% of the issued share capital of the Company, by any means, including through derivative products, purchases on any stock exchange, through any private purchase or block trade, or otherwise, for a price that is between 0.01 US Dollar and an amount which is not higher than 110% of the average market price of such Ordinary Shares on Nasdaq (with the market price deemed to be the average of the closing price on each of the five consecutive days of trading preceding the three trading days prior to the date of acquisition), for a period of eighteen (18) months with effect from the general meeting of shareholders. In this respect, the words “issued share capital” means the Company’s issued share capital from time to time. For the avoidance of doubt, the issued share capital includes treasury shares.

 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock (or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years), within three years after the person becomes an interested shareholder, unless:

 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company.

’s exercise of the call option and will not require shareholder consent. Such a measure has the effect of making a takeover of us more difficult or less attractive and as a result, our shareholders may be unable to benefit from a change of control and realize any potential change of control premium which may materially and adversely affect the market price of our Ordinary Shares.

 by not providing due diligence and or by not cooperating with shareholder proposals to adopt resolutions in a general shareholder meeting that may change our strategy for instance

Anti-Takeover Provisions

In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting stock (or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years), within three years after the person becomes an interested shareholder, unless:

the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;

after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and also officers of interested shareholders and shares owned by specified employee benefit plans; or

after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested shareholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company.

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch statutory law and Dutch case law. We have adopted several provisions that may have the effect of making a takeover of our Company more difficult or less attractive, including:

the authorization of a class of Preferred Shares that may be issued to a protection foundation, for which we expect to grant a perpetual and repeatedly exercisable call option to such protection foundation on or prior to the completion of this offering;

a provision that our management board members and our supervisory board members may only be appointed upon a binding nomination by our supervisory board, which can be set aside by a two-thirds majority of our shareholders representing more than half of our issued share capital;

a provision that our management board members and supervisory board members may only be removed by our general meeting of shareholders by at least a two-thirds majority of votes cast representing more than 50% of our issued share capital (unless the removal was proposed by the supervisory board); and

a requirement that certain matters, including an amendment of our Articles of Association, may only be brought to our shareholders for a vote upon a proposal by our management board that has been approved by our supervisory board.

As indicated above, we have adopted an anti-takeover measure by granting a perpetual and repeatedly exercisable call option to the protection foundation, which confers upon the protection foundation the right to acquire, under certain conditions, the number of Preferred Shares described above. The issuance of such Preferred Shares will occur upon the protection foundation’s exercise of the call option and will not require shareholder consent. Such a measure has the effect of making a takeover of us more difficult or less attractive and as a result, our shareholders may be unable to benefit from a change of control and realize any potential change of control premium which may materially and adversely affect the market price of our Ordinary Shares.

In addition, our boards need to act in the interest of ProQR, our business and take into account the interests of all our stakeholders, including by promoting the sustainable success of our business and the creation of long term value for us and our business. The boards are responsible to determine our strategy and choosing our strategic direction. In doing so and depending on the circumstances they may decide to not entertain a proposed takeover or other strategic proposal, even if the proposal is supported by the majority of our shareholders and/or would create more shareholder value. The boards may also use their general authority under Dutch corporate law and the DCGC to not co-operate with a proposal, e.g. by not providing due diligence and or by not cooperating with shareholder proposals to adopt resolutions in a general shareholder meeting that may change our strategy for instance by invoking the maximum 180 days response time set out in the DCGC.
Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder may inspect for any proper purpose the corporation’s stock ledger, a list of its shareholders and its other books and records during the corporation’s usual hours of business.

Our shareholders’ register is available for inspection by the shareholders and usufructuraries and pledgees whose particulars must be registered therein.

Our management board and our supervisory board provide our shareholders, at the general meeting of shareholders, with all information that the general meeting of shareholders reasonably requests unless doing so would be contrary to an overriding interest of ours. Our management board or our supervisory board will in principle give a reason for electing not to provide such information on the basis of overriding interest.

Removal of Directors

Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (a) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (b) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Under our Articles of Association, the general meeting of shareholders is at all times entitled to suspend or remove a management board member or supervisory board member. The general meeting of shareholders may only adopt a resolution to suspend or remove such a member by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital of our Company, unless the proposal was made by our supervisory board in which case a simple majority of the votes cast is sufficient.

Preemptive Rights

Under the Delaware General Corporation Law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless, and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Under our Articles of Association, the preemptive rights in respect of newly issued Ordinary Shares may be restricted or excluded by a resolution of the general meeting of shareholders upon proposal of our management board, which proposal must have been approved by our supervisory board. Our general meeting of shareholders may authorize our management board, to restrict or exclude the preemptive rights in respect of newly issued Ordinary Shares. Such authorization for the management board can be granted and extended, in each case for a period not exceeding five years. A resolution of the general meeting of shareholders to restrict or exclude the preemptive rights or to designate our management board as the authorized body to do so requires at least a two-thirds majority of the votes cast, if less than one half of our issued share capital is represented at the meeting.

On May 16, 2018, our general meeting of shareholders adopted a resolution pursuant to which our management board, subject to approval of the supervisory board, is authorized to, in accordance with applicable laws and Nasdaq listing rules and for a period of 5 years from the date of the resolution of the general meeting of shareholders: (a) issue Ordinary Shares up to 100% of the Company’s authorized share capital for general purposes and issuances under Company’s stock option plans with the proviso that the issuances under stock option plans is limited to 15% of the Company’s issued share capital (minus any treasury shares) at the date of the general meeting of shareholders; (b) grant rights to subscribe for Ordinary Shares as described under (a); and (c) limit or exclude the pre-emptive rights of holders of Ordinary Shares, which delegation shall include the authority to determine the price and further terms and conditions of any such share issuance or grant.

No preemptive rights apply in respect of Preferred Shares.

Dividends

Under the Delaware General Corporation Law, a Delaware corporation may, subject to any restrictions contained in its certificate of incorporation, pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of ordinary shares, property or cash.

Dutch law provides that dividends may only be distributed after adoption of the annual accounts by the general meeting of shareholders from which it appears that such dividend distribution is allowed. Moreover, dividends may be distributed only to the extent the shareholders’ equity exceeds the sum of the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the articles of association. Interim dividends may be declared as provided in the articles of association and may be distributed to the extent that the shareholders’ equity exceeds the paid-up and called-up share capital and the reserves that must be maintained under Dutch law or the articles of association as apparent from an (interim) financial statement. Interim dividends should be regarded as advances on the final dividend to be declared with respect to the financial year in which the interim dividends have been declared. Should it be determined after adoption of the annual accounts with respect to the relevant financial year that the distribution was not permissible, the company may reclaim the paid interim dividends as unduly paid.

Under our Articles of Association, a (cumulative) dividend is first paid out of the profit, if available for distribution, on any Preferred Shares, of which none will be outstanding on completion of this offering. Any amount remaining out of the profit is carried to reserve as the management board determines. After reservation by the management board of any profit, the remaining profit will be at the disposal of the general meeting of shareholders.

Dividends shall be payable in such currency and on such date as determined by the management board. Claims for payment of dividends not made within five years from the date that such dividends became payable, will lapse and any such amounts will be considered to have been forfeited to us.

Appraisal Rights and Shareholder Vote on Certain Reorganizations

Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment

Under Dutch law, resolutions of the management board concerning a material change in the identity or character of the company or its business are subject to the approval of the general meeting of shareholders. Such changes include in any event:

a transfer of all or materially all of our business to a third party;

the entry into or termination of a long-lasting alliance of the company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership

’s most recently adopted annual accounts.
in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

or partnership, if this alliance or termination is of significant importance for the company; and

the acquisition or disposition of an interest in the capital of a company by the company or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if the company prepares a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in the company’s most recently adopted annual accounts.

The concept of appraisal rights does not exist under Dutch law. However, pursuant to Dutch law, a shareholder who for its own account (or together with its group companies) provides at least 95% of the company’s issued capital may institute proceedings against the company’s other shareholders jointly for the transfer of their shares to that shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal (Ondernemingskamer), which may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value of the shares to be transferred.

Furthermore, Dutch law provides that, to the extent the acquiring company in a cross-border merger is organized under the laws of another EU member state, a shareholder of a Dutch disappearing company who has voted against the cross-border merger may file a claim with the Dutch company for compensation. The compensation is to be determined by one or more independent experts.

Compensation of Directors

Under the Delaware General Corporation Law, the shareholders do not generally have the right to approve the compensation policy for the board of directors or the senior management of the corporation, although certain aspects of the compensation policy may be subject to shareholder vote due to the provisions of federal securities and tax law.

In contrast to Delaware law, under Dutch law and our Articles of Association, the general meeting of shareholders must upon the proposal of our supervisory board adopt the compensation policy for the management board, which includes the outlines of the compensation of any members who serve on our management board. The supervisory board determines the compensation of the management board members in accordance with the compensation policy. A proposal by the supervisory board with respect to compensation schemes in the form of shares or rights to shares is submitted for approval by the supervisory board to the general meeting of shareholders. Such proposal must set out at least the maximum number of shares or rights to shares to be granted to the management board and the criteria for granting such shares.

The general meeting of shareholders, may determine the compensation of supervisory board members. The supervisory directors will be reimbursed for their expenses.

Stock Exchange Listing

Our Ordinary Shares are listed on the Nasdaq Global Market under the symbol “PRQR.” We have listed our ordinary shares in registered form and our shares are not certificated. Our ordinary shares are traded on the Nasdaq Global Market in book-entry form.

Transfer Agent and Registrar

We have appointed American Stock Transfer & Trust Company, LLC as our agent to maintain our shareholders register and to act as transfer agent, registrar and paying agent for the ordinary shares